EXHIBIT 99(i)
Westar Oil to Acquire Terax Energy With Share Exchange Agreement to Value Terax Energy at $6.75 per Share
DALLAS, TX- (MARKET WIRE)-Jun 8, 2007 — Terax Energy (OTC BB:TEXG.OB) announced today that Westar Oil Inc has acquired the senior debt position held by third party creditors in the amount of Three Million Dollars. Westar intends to convert the debt into stock of Terax Energy at a value of $6.75 per share. Westar has also announced its intention to enter into a share exchange agreement with Terax Energy in which Westar shares will be valued at $24.50 per share and Terax shares will be valued at $6.75 per share. That exchange will be effective for all shareholders of record as of June 21, 2007.
Terax has also elected to extend its current leasehold interests as well as bring back online the wells located in Erath County. Currently there are six wells which have been drilled and are set to be reworked on the Erath lease. It is expected that production will be established in the next 30 days. The expected net cash flow from the rework of these six wells is in excess of $750,000 per month. The new company will be named Westar Oil and Gas Inc. Upon conclusion of the exchange and upon completion of certain purchase contracts which both Terax and Westar are in the process of finalizing, the combination is expected to result in a company with net cash flow in excess of 12 million dollars per year and reserves in excess of 150 million dollars. The assets will consist of properties located in Texas, Nevada, Arkansas, Mississippi, and Oklahoma.
The closing of the transaction is subject to certain closing conditions, including, among other conditions: (i) receipt of all applicable permits, authorizations, consents, or approvals required consummating the exchange; (ii) neither the Companies having suffered any material adverse effect.
About Terax Energy
Terax Energy is an independent oil exploration and production company. Terax operates in two principal areas. 11,000 acres in Comanche County, Texas and 16,200 acres located in Erath County. The company is focused on gas reserves located in the Barnett Shale Formations.
This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects,” “projects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Westar Oil believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.
Contact:
Taylor Capitol, Inc.
Investor Relations:
Stephen Taylor 973-351-3868